EXHIBIT 1

                               OPERATING AGREEMENT
                                       FOR
                         CONSOLIDATED ENTERTAINMENT, LLC
                     A CALIFORNIA LIMITED LIABILITY COMPANY

            This Operating Agreement (this "Agreement"), is made as of the 19th day of February, 1998, by and among CRAIG RODGERS ("Craig") and TODD GELFAND, TRUSTEE OF THE ASIA PACIFIC CAPITAL TRUST (the "Trust") (collectively referred to as the "Members" or individually as a "Member"), with reference to the following facts:

            A. On February 19, 1998, Articles of Organization (the "Articles") for Consolidated Entertainment, LLC (the "Company"), a limited liability company under the laws of the State of California, were filed with the California Secretary of State.

            B. The Members desire to adopt and approve an operating agreement for the Company under the Beverly-Killea Limited Liability Company Act (the "Act").

            NOW, THEREFORE, the Members by this Agreement set forth the operating agreement for the Company upon the terms and subject to the conditions of this Agreement.

                                    ARTICLE I
                             ORGANIZATIONAL MATTERS

            1.1 Name. The name of the Company shall be "Consolidated Entertainment, LLC." The Company may conduct business under that name, the name "Straw Dogs" or any other name approved by the Members. The Company shall file a fictitious business name statement for the name "Straw Dogs" in accordance with the California Business and Professions Code.

            1.2 Term. The term of the Company commenced as of the date of the filing of the Articles and shall continue in existence until dissolved as provided by this Agreement or the Act.

            1.3 Office and Agent. The Company shall continuously maintain an office and registered agent in the State of California as required by the Act. The principal office of the Company shall be at 1520 Second Street, 2nd Floor, Santa Monica, California 90401 or such location as the Members may determine. The registered agent shall be as stated in the Articles or as otherwise determined by the Members. The Company shall take all appropriate action to qualify to do business in any other state where it conducts regular business activities.

            1.4 Business of the Company. The Company shall engage in the business of television commercial and music video production, and such other activities directly related to the foregoing business as may be necessary or advisable in the reasonable opinion of the Members to further such business. The Company shall not engage in any businesses other than as described in the preceding sentence.

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                                   ARTICLE II
                              CAPITAL CONTRIBUTIONS

            2.1 Capital Contributions. Each Member shall make a contribution to the capital of the Company in the amount shown opposite the Member's name on Exhibit A attached hereto. No Member shall be required to make any additional contributions to the capital of the Company. Additional contributions to the capital of the Company shall be made only with the unanimous consent of the Members. Except as provided in this Agreement, no Member may withdraw his capital contribution. All of the Members shall be required to personally guarantee any debt, lease, loan or other obligation of the Company if any one Member (or the beneficial owner of a Member) is required to provide such a personal guarantee. In the event a Member, or the beneficial owner of a Member, is required to make a payment pursuant to any such personal guarantee disproportionate to such Member's Membership Interest, the other Member shall reimburse the first Member in such amount that results in both Members contributing to such guarantee in proportion to their Membership Interests.

            2.2 Capital Accounts. The Company shall establish an individual capital account ("Capital Account") for each Member. The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations
Section 1.704-1(b)(2)(iv). Upon a valid transfer of a Member's interest in the Company ("Membership Interest") in accordance with Article VI, such Member's Capital Account shall carry over to the new owner.

            2.3 No Interest. The Company shall not pay any interest on capital contributions.

                                   ARTICLE III
                                   NEW MEMBERS

            3.1 Admission of Additional Members. Additional Members may be admitted with the unanimous approval of all of the Members. Additional Members will participate in the management, "Net Profits", "Net Losses" (as such terms are defined in Paragraph 5.1), and distributions of the Company on such terms as are determined by the unanimous approval of all of the Members. Exhibit A shall be amended upon the admission of an additional Member to set forth such Member's name and capital contribution.

                                   ARTICLE IV
                      MANAGEMENT AND CONTROL OF THE COMPANY

            4.1 Management and Powers. Craig shall have the title of Manager, as defined in the Act. Notwithstanding that Craig is named as Manager, the Company shall be managed by the Members. Craig shall also be named President of the Company. The Members acknowledge that Craig's compensation shall be based upon a reasonable allocation of duties between Craig and Jesse Dylan ("Jesse"), and that if Jesse is unavailable and unable to perform such duties due to long-term commitments outside of this Company, such as directing a motion picture, the Members should hold good faith discussions regarding whether an adjustment to Craig's compensation is warranted.

            4.2 Decision Making. Except as specifically provided in this Agreement, it is the intention of the Members that all material business decisions regarding the regular and ordinary business of the Company be made jointly by Craig and by Jesse on behalf of the Trust, but in the event they do not agree on an issue, then such decision shall be decided by a majority of Membership Interests then outstanding. Notwithstanding the preceding sentence, Craig and Jesse may at any time delegate decision-making authority over one or more of such issues to the other, or revoke such delegation.


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                  4.2.1 The Trust shall have the authority to sell substantially all of the assets of the Company in connection with an "overall deal" pursuant to which the purchaser acquires the rights to Jesse's services as a producer or director in the filmed entertainment industry and finances all or part of Jesse's activities in the filmed entertainment industry. Any other merger, liquidation, reorganization, transfer of assets or acquisition shall require the unanimous consent of the Members.

                  4.2.2 All other decisions pertaining to the Company not described in Paragraph 4.2, or in subparagraph 4.2.1, or addressed elsewhere in this Agreement, shall be decided by a majority of the Membership Interests then outstanding.

            4.3 Member Approval. No annual or regular meetings of the Members are required to be held. However, if such meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act. Unless otherwise provided in this Agreement, approval of the Members shall mean the approval of Members who hold a majority of the Membership Interests.

            4.4 Devotion of Time. Craig shall devote his full-time exclusive services to the business of the Company. The Trust shall not be required to provide any services to the Company. Jesse shall provide his exclusive services as a producer and director of television commercials and music videos and as an executive in the television commercial and music video production industries to the Company, although the Members acknowledge that Jesse shall not be required or available to perform those services on a full-time basis.

            4.5 Compensation. No Member shall be entitled to compensation as a Member of the Company. Craig shall be entitled to reasonable compensation as President of the Company. Jesse shall be entitled to compensation, including applicable profit percentages, on any commercials and music videos he directs and/or produces on behalf of the Company as may be determined on a project-by-project basis.

                                    ARTICLE V
           ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

            5.1 Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

                  "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                        (i) Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                        (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.


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                  "Net Profits" and "Net Losses" shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting at the close of each fiscal year employed on the Company's information tax return filed for federal income tax purposes.

                  "Percentage Interest" shall mean the percentage of a Member set forth opposite the name of such Member under the column "Member's Percentage Interest" in Exhibit "A" attached hereto, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement.

                  "Treasury Regulations" shall mean the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

            5.2 Allocations of Net Profit and Net Loss.

                  A. Net Loss. Net Loss shall be allocated to the Members in proportion to their Percentage Interests.

                  Notwithstanding any other provision of this Article, no Member shall receive an allocation of Net Losses or any other item of loss or deduction that would create or increase an Adjusted Capital Account Deficit of the Member. Any loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Paragraph 5.2A). In the event that any loss cannot be allocated by reason of the limitations set forth in the preceding two sentences, such loss shall be allocated to all of the Members in accordance with their respective Percentage Interests. Any loss reallocated under this Paragraph 5.2A shall be taken into account in computing subsequent allocations of income and losses pursuant to this Article V, so that the net amount of any item so allocated and the income and losses allocated to each Member pursuant to this Article V, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this
Article V if no reallocation of losses had occurred under this Paragraph 5.2A.

                  B. Net Profit. After giving effect to any adjustment required by reason of the last sentence of Paragraph 5.2A, Net Profit shall be allocated to the Members in proportion to their Percentage Interests.

            5.3 Code Section 704(c) Allocations. Notwithstanding any other provision in this Article V, in accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Paragraph 5.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member's Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

            5.4 Distribution of Assets by the Company. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Members may unanimously elect from time to time to cause the Company to make cash or other distributions. Distributions shall be first to the Members in proportion to their unreturned capital contributions until each Member has recovered its capital contributions, and then to the Members in proportion to their Percentage Interests. A Member's capital contribution shall, for purposes of this Paragraph 5.4, be deemed to include any payments by a Member of an affiliate of a Member pursuant to a personal guarantee on any obligations of the Company. Notwithstanding the preceding terms of this


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Paragraph 5.4, except to the extent such distribution may be in violation of the
Act, the Company shall distribute annually to the Members an amount equal to the State and Federal income tax liability of a Member at the appropriate combined State and Federal marginal tax brackets which such Member would incur on account of the Member being required to report on his State or Federal income tax return such Member's pro rata share of the Net Profits of the Company allocated to such Member pursuant to Paragraph 5.2 (as applicable to an individual residing solely in California and determined after giving effect to any deduction of State taxes for Federal income tax purposes), prior to the due date for such payment to the appropriate tax authority.

                                   ARTICLE VI
                      TRANSFER AND ASSIGNMENT OF INTERESTS

            6.1 Transfer and Assignment of Interests. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of his or her Membership Interest (collectively, "Transfer") except with the prior written approval of all Members, which approval may be given or withheld, conditioned or delayed, as each of the other Members may determine in their sole and absolute discretion.

            6.2 Substitution of Members. A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) consent of the Members is given in accordance with Section 6.1, (ii) such person executes an instrument satisfactory to the Members accepting and adopting the terms and provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with his or her admission as a new Member. The admission of a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

            6.3 Transfers in Violation of this Agreement. Upon a Transfer in violation of this Article VI, the transferee shall have no right to vote or participate in the management of the Company, its property, or its affairs, or to exercise any rights of a Member. Such transferee shall not be entitled to receive the share of the Company's Net Profits, Net Losses and distributions of the Company's assets proportionate to such Membership Interest.

            6.4 Permitted Transfers. Notwithstanding anything to the contrary set forth in Section 6.1, a Member who is a natural person shall be permitted without the approval of any other Member to transfer such Member's interest to a revocable living trust established for the benefit of such Member, such Member's spouse, and such Member's lineal descendants, or any of them.

                                   ARTICLE VII
                      CONSEQUENCES OF TRIGGERING EVENTS AND
                          BUYOUT OF MEMBERSHIP INTEREST

            7.1 Triggering Event. Except as otherwise provided in Article IX hereof, upon the occurrence of the death of Craig or Jesse, the permanent disability of Craig or Jesse that prevents that person from performing the services described in Paragraph 4.4, the resignation of a Member from the Company, or the failure of either Craig or Jesse to perform the services described in Paragraph 4.4 ("Triggering Event"), the Membership Interest of the Member who is the subject of the Triggering Event (the Trust in the case of Jesse's death, permanent disability, or failure to perform services) shall be purchased by the other Member or the other Member's designee for the price and according to the terms set forth in Paragraphs 7.2 and 7.4. A Member with respect to which a Triggering Event has occurred (or the legal representative of that Member) shall be referred to as a "Former Member" and the other Member shall be referred to as the "Remaining Member."


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

            7.2 Purchase Price. Except as otherwise provided in Paragraph 7.6, below, the purchase price for the Former Member's Interest shall be the fair market value of the Former Member's Interest as determined by an independent appraisal in accordance with this Paragraph 7.2. The Former Member and the Remaining Member shall each select one (1) independent appraiser, and the two appraisers so selected shall complete their appraisals of the Company within ninety (90) days after the Triggering Event. If the higher of the two appraisals is no more than ten percent (10%) above the lower appraisal then the average of the two appraisals shall equal the fair market value of the Company. If the higher of the two appraisals is more than ten percent (10%) above the lower appraisal, then the two appraisers shall jointly select a third appraiser who shall complete the appraisal of the Company within one hundred eighty (180) days following the Triggering Event. If the third appraisal is no more than ten percent (10%) above or below one of the first two appraisals, then the value of the Company shall be equal to the average of those two appraisals. If the third appraisal is more than ten percent (10%) above or below the other two appraisals, then the fair market value of the Company shall be equal to the average of all three appraisals. The purchase price of the Former Member's Interest shall be equal to the value of the Company as determined hereinabove, multiplied by the Percentage Interest of the Former Member, i.e. there shall be no premium or discount attributable to a majority or minority Interest. The Company and the Former Member shall each pay one-half of the cost of all of the appraisals required herein.

            7.3 Effect of Triggering Event. From and after the date (the "Triggering Event Date") on which a Triggering Event occurs with respect to a Former Member, such Former Member shall have no right to participate in the management, property, and affairs of the Company. Such Former Member shall be entitled to an allocation of Net Profits and Net Losses and receive distributions with respect to the operation of the Company through and including the Triggering Event Date. A Former Member shall not be entitled to receive an allocation of Net Profits, Net Losses, or distributions with respect to any business or operations following the Triggering Event Date.

            7.4 Payment of Purchase Price. The purchase price for the Former Member's Interest shall be paid within sixty (60) days after the determination of the fair market value of the Former Member's Interest, except that if the purchase price is greater than Fifty Thousand Dollars ($50,000.00), the purchase price shall be paid in sixty (60) equal monthly installments on the first day of each calendar month beginning on the first day of the second calendar month following the determination of the fair market value of the Former Member's Interest. All payments described in this Paragraph 7.4 shall include interest from the Triggering Event Date at the prime rate of interest charged by Bank of America NT & SA on the Triggering Event Date.

            7.5 Application of Article VII. The terms of this Article VII shall apply notwithstanding that the death of a Member or the purchase of a Former Member's Interest by the Remaining Member may cause the technical termination and dissolution of the Company under the Code or the Act. No Former Member or Remaining Member shall be entitled to a distribution on account of a technical termination of the Company as the result of a Triggering Event.

            7.6 Adjustment to Buy-Out Price. In the event of either (i) a Member's notice of resignation or failure by either Craig or Jesse to perform services described in Paragraph 4.4 prior to July 1, 1999; or (ii) the notice of resignation of a Member or failure by either Craig or Jesse to perform the services described in Paragraph 4.4 upon less than six (6) months advance notice of same to the Company, the purchase price for the Former Member's Membership Interest shall be the lesser of one-half of the fair market value of the Former Member's Membership Interest, or the payment otherwise due to the Former Member if the Company were then liquidated in accordance with Article IX.

            7.7 Non-Solicitation. For a period of one (1) year after a Triggering Event Date, the Former Member (or Jesse if the Trust is the Former Member) shall not directly or indirectly, as principal, agent,


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employer, employee, director, officer, stockholder or in any other individual or representative capacity, solicit any employees of the Company or any of its affiliates who were employed or otherwise under contract to the Company as of the Triggering Event Date. For purposes of the preceding sentence, the term "employees" shall include all music video and television commercial directors under contract to the Company or any affiliates, whether employed directly, through a loan-out corporation or through any other form of entity.

                                  ARTICLE VIII
                    ACCOUNTING, RECORDS, REPORTING BY MEMBERS

            8.1 Books and Records. The books and records of the Company shall be kept in accordance with the accounting methods followed for federal income tax purposes. The Company shall maintain at its principal office in California all of the following:

                  A. A current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the capital contributions, capital account and Membership Interest of each Member;

                  B. A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

                  C. Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

                  D. A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

                  E. Copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years; and

                  F. The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) fiscal years.

            8.2 Reports. The Company shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency. The Company shall cause to be prepared at least annually information concerning the Company's operations necessary for the completion of the Members' federal and state income tax returns. The Company shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year (i) such information as is necessary to complete the Members' federal and state income tax or information returns and (ii) a copy of the Company's federal, state, and local income tax or information returns for the year.

            8.3 Bank Accounts. The Members shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person.

            8.4 Tax Matters for the Company. Craig is designated as "Tax Matters Partner" (as defined in Code Section 6231), to represent the Company (at the Company's expense) in connection with all examination of the Company's affairs by tax authorities and to expend Company funds for professional services and costs associated therewith.


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                                   ARTICLE IX
                           DISSOLUTION AND WINDING UP

            9.1 Conditions of Dissolution. The Company shall dissolve upon the occurrence of any of the following events:

                  A. Upon the entry of a decree of judicial dissolution pursuant to Section 17351 of the Corporations Code;

                  B. Upon the unanimous vote of Members;

                  C. The sale of all or substantially all of the assets of Company;

                  D. In the case of a Triggering Event caused by the resignation of a Member or the failure of Craig or Jesse to provide the services described in Paragraph 4.4, upon the vote of the Remaining Member; or

                  E. As may otherwise be required by law, except as provided in Paragraph 7.5.

            9.2 Winding Up. Upon the dissolution of the Company, the Company's assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.

            9.3 Order of Payment of Liabilities Upon Dissolution. After determining that all the known debts and liabilities of the Company have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with their positive capital account balances, after taking into account the allocation of Net Profits and Net Losses for the Company's taxable year during which liquidation occurs.

            9.4 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look only to the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of Net Profits against any other Member.

            9.5 Certificates. The Company shall file with the California Secretary of State a Certificate of Dissolution upon the dissolution of the Company and a Certificate of Cancellation upon the completion of the winding up of the Company's affairs.


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                                    ARTICLE X
                          INDEMNIFICATION AND INSURANCE

            10.1 Indemnification of Agents. The Company shall indemnify any Member and may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, officer, employee or other agent of the Company or that, being or having been such a Member, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.

            10.2 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person (including without limitation any Member) who is or was an agent of the Company against any liability asserted against such Person and incurred by such person in any such capacity, or arising out of such person's status as an agent, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Paragraph 10.1 or under applicable law.

                                   ARTICLE XI
                                  MISCELLANEOUS

            11.1 Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements among the Members. No representation, statement, condition, or warranty not contained in this Agreement or the Articles shall be binding on the Members or have any force or effect whatsoever. To the extent that any provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

            11.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

            11.3 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

            11.4 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act, Corporations Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

            11.5 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

            11.6 Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.


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            11.7 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

            11.8 Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the courts sitting in Los Angeles County, California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

            11.9 Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

            11.10 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

            11.11 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

            11.12 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in Exhibit A hereto. Any party may, at any time by giving five (5) days' prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

            11.13 Amendments. All amendments to this Agreement will be in writing and signed by all of the Members.

            11.14 No Interest in Company Property; Waiver of Action for Partition. No Member has any interest in specific property of the Company. Without limiting the foregoing, each Member irrevocably waives during the term of the Company any right that he may have to maintain any action for partition with respect to the property of the Company.

            11.15 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            11.16 Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section: (a) attorney fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation and (b) prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.


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

            11.17 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

            11.18 Time is of the Essence. All dates and times in this Agreement are of the essence.

            IN WITNESS WHEREOF, all of the Members of CONSOLIDATED ENTERTAINMENT, LLC, a California Limited Liability Company, have executed this Agreement, effective as of the date written above.

                                     MEMBER:


                                     /S/ Craig Rodgers
                                     -------------------------------------------
                                     CRAIG RODGERS


                                     /S/ Todd Gelfand
                                     -------------------------------------------
                                     TODD GELFAND, TRUSTEE OF THE ASIA PACIFIC
                                     CAPITAL TRUST

                                 ACKNOWLEDGMENT

            The undersigned acknowledges that he has read and that he understands the terms and conditions of this Operating Agreement of CONSOLIDATED ENTERTAINMENT, LLC, and that he agrees on behalf of himself, his successors and assigns to be bound by all of the terms and conditions thereof as they pertain to the undersigned and to the Trust.


                                            /S/ Jesse Dylan
                                            ----------------------------------
                                            JESSE DYLAN

                                    EXHIBIT A

                  CAPITAL CONTRIBUTION AND ADDRESSES OF MEMBERS
                                       OF
                         CONSOLIDATED ENTERTAINMENT, LLC
                                      AS OF

                                FEBRUARY 19, 1998

                                                     Member's Capital             Member's
      Member's Name          Member's Address          Contribution        Percentage Interest
----------------------   ------------------------    ----------------      -------------------
Todd Gelfand,                                              $51.00          Fifty-one Percent
Trustee of the Asia                                                        (51%)
Pacific Capital Trust

Craig Rodgers                                              $49.00          Forty-nine Percent
                                                                           (49%)

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") is entered into this 15th day of August, 1999, by and between Todd Gelfand, Trustee of the Asia Pacific Capital Trust ("Assignor") and Jesse Dylan ("Assignee").

      Assignor, for good and valuable consideration, hereby sells, assigns, transfers, conveys and delivers to Assignee all right, title and interest of Assignor as a member in Consolidated Entertainment, LLC ("LLC Interest").

      Assignee hereby agrees to assume and discharge all debts, liabilities and other obligations of Assignor in connection with the ownership of the LLC Interest from and after the date hereof.

      IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement to be effective the date first set forth above.

"ASSIGNOR"                                "ASSIGNEE"


/S/ Todd Gelfand                          By: /S/ Jesse Dylan
---------------------------------             ----------------------------------
TODD GELFAND, TRUSTEE OF THE                  JESSE DYLAN
ASIA PACIFIC CAPITAL TRUST